EMPLOYMENT AND NON-SOLICITATION AGREEMENT

THIS EMPLOYMENT AND NON-SOLICITATION AGREEMENT (this "Agreement") is effective as of the 28th day of November, 2000, between Acrodyne Communications, Inc., a Delaware corporation ("Acrodyne"), and Adel L. Rizk ("Employee").

R E C I T A L S

A.            Acrodyne designs, manufactures, and markets digital and analog television broadcast transmitter and translator systems in the United States and internationally.

B.            Acrodyne hereby employs Employee as Senior Vice President/Chief Financial Officer ("SVP/CFO") of Acrodyne.

C.            Acrodyne and Employee desire to set forth the certain agreements of Employee, including an agreement not to solicit certain employees and customers of Acrodyne or any of its subsidiaries or affiliates, in exchange for entering into this Agreement and granting to Employee certain stock options.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, the parties hereto agree as follows:

1.             Compensation.  In consideration of Employee's employment with Acrodyne, Employee shall receive the following compensation:

(a)           Options.  Contingent upon Employee's execution of this Agreement, Acrodyne will grant Employee options to acquire seventy five thousand (75,000) shares of stock of Acrodyne common stock subject to the terms and conditions contained in the 1999 Long-Term Incentive Plan of Acrodyne and pursuant to a Non-Qualified Stock Option Agreement, the form of which has been or is being provided to Employee; and

(b)           Salary and bonus and other benefits as set forth on Schedule A hereto.

2.             Confidentiality and Solicitation.

2.1.          Confidential Information.

(a)           In consideration for the grant of options hereby, Employee will:

(1)           keep all "Confidential Information" (as defined below) in trust for the use and benefit of Acrodyne, and any affiliate or subsidiary of Acrodyne, whether existing on the date hereof or subsequently formed (collectively, the "Company Entities");

(2)           not, except as required by Employee's duties as SVP/CFO of Acrodyne, authorized by the Chief Executive Officer of Acrodyne or as required by law or any order, rule, or regulation of any court or governmental agency (but only after notice to Acrodyne of such requirement), at any time during or after the termination of Employee's employment with Acrodyne, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any Confidential Information;

(3)           take all reasonable steps necessary, or reasonably requested by any of the Company Entities, to ensure that all Confidential Information is kept confidential for the use and benefit of the Company Entities; and

(4)           upon termination of Employee's employment or at any other time any of the Company Entities in writing so request, promptly deliver to such Company Entity all materials constituting Confidential Information relating to such Company Entity (including all copies) that are in Employee's possession or under Employee's control.  If requested by any of the Company Entities to return any Confidential Information, Employee will not make or retain any copy of or extract from such materials.

(b)           For purposes of this Section 2.1, Confidential Information means any proprietary or confidential information of or relating to any of the Company Entities that is not generally available to the public.  Confidential Information includes all information developed by or for any of the Company Entities concerning marketing used by any of the Company Entities, suppliers, any customers with which any of the Company Entities has dealt prior to the Termination Date, plans for development of new products and services and expansion into new areas or markets, internal operations, financial information, operations, budgets, and any trade secrets or proprietary information of any type owned by any of the Company Entities, together with all codes, written, graphics, other materials relating to all or any of the same, and any trade secrets as defined in the Maryland Uniform Trade Secrets Act, as amended from time to time.

2.2.          Non-Solicitation.

(a)           During the Employment Term and for twelve (12) calendar months thereafter (regardless of the reason why Employee's employment is terminated), Employee will not directly or indirectly:

(i)            hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of any of the Company Entities or any person who was an employee of any of the Company Entities within the prior one (1) year period; or

(ii)           solicit, in competition with any of the Company Entities, the business of any customer of any of the Company Entities or any entity whose business any of the Company Entities solicited during the one (1) year period prior to Employee's termination.

(b)           Notwithstanding anything else contained in this Section 2.2, Employee may own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation.

(c)           The twelve (12) calendar month time period referred to above shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of this Section 2.2 so that Employee is restricted from engaging in the conduct referred to in this Section 2.2 for a full twelve (12) calendar months.

2.3.          Acknowledgement.  Employee acknowledges and agrees that this Agreement (including, without limitation, the provisions of Sections 2 and 3) is a condition of Employee's being employed by Acrodyne, Employee having access to Confidential Information, Employee's eligibility to participate in the 1999 Long-Term Incentive Plan, Employee's advancement at Acrodyne, and Employee being eligible to receive other benefits at Acrodyne; and further, that this Agreement is entered into, and is reasonably necessary, to protect the Company Entities' investment in Employee's training and development, and to protect the goodwill and other business interests of the Company Entities.

3.             Remedies.

3.1.          Injunctive Relief.  The covenants and obligations contained in Section 2 relate to matters which are of a special, unique, and extraordinary character and a violation of any of the terms of such Section will cause irreparable injury to the Company Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, Company Entities will be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction (subject to such terms and conditions that the court determines appropriate), restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders.  The parties acknowledge and agree that judicial action, rather than arbitration, is appropriate with respect to the enforcement of the provisions of Section 2.  The forum for any litigation hereunder shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.

3.2.          Cumulative Rights and Remedies.    Rights and remedies provided by Sections 2 and 3 are cumulative and are in addition to any other rights and remedies any of the Company Entities may have at law or equity.

4.             Miscellaneous.

4.1.          [RESERVED]

4.2.          Headings.  The descriptive headings of the Sections of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

4.3.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed give upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:

Acrodyne to:	Nat Ostroff,
President
10706 Beaver Dam Road
Cockeysville, Maryland 21030

Copy to:	Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, Maryland 21202

If to Employee to:	Adel L. Rizk
174 Blackwood Lane
Douglasville, Pennsylvania 19518

or to such other address as will be furnished in writing by any party.  Any such notice or communication will be deemed to have been given as of the date so mailed.

4.4.          Assignment.  Acrodyne may assign this Agreement to (i) any of the Company Entities, (ii) to Sinclair Broadcast Group, Inc., or any of its subsidiaries or affiliates, or (iii) to the acquirer of all or substantially all of Acrodyne's assets, or the surviving entity of any merger or consolidation involving Acrodyne in which Acrodyne is not the surviving entity, and Employee hereby consents and agrees to be bound by any such assignment by Acrodyne.  Employee may not assign, transfer, or delegate Employee's rights or obligations under this Agreement or under the 1999 Long-Term Incentive Plan or the Non-Qualified Stock Option Agreement, and any attempt to do so is void.  To the extent not otherwise provided in this Agreement, this Agreement is binding on and inures to the benefit of the parties, their successors and assigns, and the executors, administrators, and other legal representatives of Employee.  Except to the extent otherwise provided in this Agreement, no other third parties, other than Company Entities and any such acquirer, shall have, or are intended to have, any rights under this Agreement.

4.5.          Counterparts.  This Agreement may be signed in separate counterparts.

4.6.          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS (INCLUDING VALIDITY, CONSTRUCTION, EFFECT, AND PERFORMANCE).

4.7.          Severability.  If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and Employee hereby consents that such scope may be reformed or modified accordingly, and enforced as reformed or modified, in any proceeding brought to enforce such provision.  Subject to the immediately preceding sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall not be deemed to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provision of this Agreement.

4.8.          Entire Agreement/At Will Employment.  This Agreement, the Non-Qualified Stock Option Agreement, and the Long-Term Incentive Plan constitute the entire agreement, and supersede all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Agreement.  This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification, or discharge is sought.  Notwithstanding anything else in this Agreement, the employment of Employee is "at will" and is not for a specified period of time, and either Acrodyne or Employee may terminate the employment of Employee with or without cause at any time.  There is not, nor will there be, unless in a writing signed by all of the parties to this Agreement, any express or implied agreement as to the continued employment of Employee.

4.9.          Interpretation.  This Agreement is being entered into among competent and experienced business professionals (who have had an opportunity to consult with counsel), and any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

4.10.        Continuing Obligations.  The following provisions of this Agreement will continue and survive the termination of this Agreement: 2, 3 and 4.

4.11.        Taxes.  Acrodyne may withhold from any payments under this Agreement or the Non-Qualified Stock Option Agreement all applicable federal, state, city, or other taxes required by applicable law to be so withheld.

4.12.        Arbitration and Extension of Time.  Except as specifically provided in Section 3, any dispute or controversy arising out of or relating to this Agreement, Employee's employment by Acrodyne or otherwise arising between the parties shall be determined and settled by arbitration in Baltimore, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the Maryland Uniform Arbitration Act, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days, plus ten (10) that are taken for the determination of that matter by the arbitrator(s).  Notwithstanding the foregoing, the parties agree to use their best reasonable efforts to minimize the costs and frequency of arbitration hereunder.

THIS AGREEMENT CONTAINS A WAIVER OF YOUR RIGHT TO A TRIAL BY COURT OR JURY.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

[REST OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

ACRODYNE COMMUNICATIONS, INC.

By:          ________________________________________

Title:       ________________________________________

EMPLOYEE:

_______________________________________

Adel L. Rizk

For valuable consideration and with the intent to be legally bound, Sinclair Broadcast Group, Inc., hereby guarantees the monetary obligations of Acrodyne Communications, Inc., under this Agreement.

SINCLAIR BROADCAST GROUP, INC.

By:          ________________________________________

Title:       ________________________________________